2205984

FILED
In the office of the Secretary of State
of the State of California

JAN 0 1 2000

Bill Jones
BILL JONES, Secretary of State

ARTICLES OF INCORPORATION

OF

BIO ESSENCE CORPORATION

NAME

1. The name of this corporation is:

BIO ESSENCE CORPORATION

PURPOSE

2. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

AUTHORIZED SHARES

3. This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is: One Million (1,000,000) shares, common.

AGENT FOR SERVICE

4. The name and address in the State of California of this corporation's initial agent for service is:

KRIS K. S. YANG
5221 Central Avenue, Suite #105
Richomond CA 94804

LIABILITY OF DIRECTORS

5. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

6. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on December 20, 1999, at Oakland, California.

KRIS K. S. YANG, Incorporator

The undersigned, who is the incorporator of this corporation, hereby declares that he is the person who executed the foregoing Articles of Incorporation which execution is the act and deed of the undersigned.

Dated: December 20, 1999.

KRIS K.S. YANG, Incorporator